SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(D) of the
Securities Exchange Act of 1934

January 25, 2011
(Date of earliest event reported)

BALL CORPORATION
(Exact name of Registrant as specified in its charter)

Indiana	001-07349	35-0160610
(State of	(Commission	(IRS Employer
Incorporation)	File No.)	Identification No.)

10 Longs Peak Drive, P.O. Box 5000, Broomfield, CO 80021-2510
(Address of principal executive offices, including ZIP Code)

(303) 469-3131
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Ball Corporation
Current Report on Form 8-K
Dated January 27, 2011

Item 2.02.	Results of Operations and Financial Condition.

On January 27, 2011, Ball Corporation (the “Company”) issued a press release announcing its fourth quarter and full year earnings for 2010, which results are set forth in the press release dated January 27, 2011, and attached hereto as Exhibit 99.1.

Earnings information regarding the fourth quarter and full year 2010, as well as information regarding the use of non-GAAP financial measures, are set forth in the attached press release.

The information in this Report shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”) or otherwise subject to the liability of that section, and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On January 25, 2011, the Company issued a press release, attached hereto as Exhibit 99.2, announcing the closure of its beverage can plant in Torrance, California. As a result of the closure, an after-tax charge of approximately $12.4 million will be recorded in the Company’s results. The charge includes $9.6 million for employee severance, pension and other employee benefit costs, $6 million for equipment removal and cleanup costs and $4.9 million primarily related to estimated losses on the sale of certain fixed assets, accelerated depreciation and the write-down to net realizable value of certain fixed assets and related spare parts and inventory. These charges will be offset by tax recoveries of approximately $8.1 million. Approximately $6.4 million, after tax, of the charge is expected to be recorded in the first quarter of 2011, with the remainder recorded by the end of the fourth quarter of 2011. The closure is expected to be cash flow positive to the Company upon final settlement of all closure-related costs and dispositions of all assets and will result in significant fixed cost savings to the Company.

Item 8.01.	Other Events.

On January 26, 2011, the Company announced that its Board of Directors declared a two-for-one stock split of the Company’s common stock, increased the quarterly cash dividend and authorized the repurchase of up to a total of 10 million shares of common stock, being 20 million post-split shares.

The distribution date for the stock split will be February 15, 2011, for shareholders of record on February 4, 2011. Such shareholders will be issued one additional share of common stock of the Company for each share of common stock of the Company owned on that date. Such distribution of common stock of the Company will be made by book entry. The Board of Directors declared a quarterly cash dividend of 14 cents per share, being 7 cents per post-split share, payable March 15, 2011, to shareholders of record on March 1, 2011, which represents an increase of 40 percent over the quarterly dividend of 10 cents per pre-split share. The Board of Directors authorized the repurchase of up to 10 million shares of common stock, being 20 million post-split shares. The repurchase authorization replaces all previous authorizations. For additional information regarding this announcement, refer to Exhibit 99.3 filed with this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)           Exhibits.

The following is furnished as an exhibit to this report:

Exhibit No.	Description

Exhibit 99.1	Ball Corporation Press Release dated January 27, 2011
Exhibit 99.2	Ball Corporation Press Release dated January 25, 2011
Exhibit 99.3	Ball Corporation Press Release dated January 26, 2011

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BALL CORPORATION
(Registrant)

By:	/s/ Scott C. Morrison
	Name:	Scott C. Morrison
	Title:	Senior Vice President and Chief Financial Officer

Date:           January 27, 2011

Ball Corporation
Form 8-K
January 27, 2011

EXHIBIT INDEX

Description	Exhibit

Ball Corporation Press Release dated January 27, 2011	99.1
Ball Corporation Press Release dated January 25, 2011	99.2
Ball Corporation Press Release dated January 26, 2011	99.3